Exhibit (d)(4)

EXECUTION VERSION

Court Square Capital Partners III, L.P.

55 East 52nd Street, 34th Floor

New York, New York 10055

August 4, 2014

Pioneer Parent, Inc.

c/o Court Square Capital Partners

55 East 52nd Street, 34th Floor

New York, NY 10055

Attention: Kevin Brown

Ladies and Gentlemen:

1. Commitment. This letter (the “Letter Agreement”) will confirm for the benefit of Pioneer Parent, Inc., a Delaware corporation (“Buyer”), the commitment of Court Square Capital Partners III, L.P., a Delaware limited partnership (“Court Square”), to provide or cause others to provide up to One Hundred and Ninety Million Dollars ($190,000,000.00) (the “Committed Amount”) of equity financing (which may include rollover equity of existing shareholders of the Company (as defined below)) to Buyer on the terms and conditions set forth herein.

2. Merger Agreement. Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and between Buyer, Pioneer Merger Sub, Inc., a North Carolina corporation (“Merger Sub”), and Pike Corporation, a North Carolina Corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

3. Commitment. In connection with the Merger Agreement and the transactions contemplated thereby, subject solely to the satisfaction or waiver (consented to by Court Square) of the conditions set forth in Article 6 of the Merger Agreement, Court Square shall contribute to Buyer on or prior to Closing the Committed Amount to enable Buyer and Merger Sub to consummate the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary contained herein, in no event shall Court Square be liable under any circumstances under this Letter Agreement or otherwise to pay an aggregate amount (whether to Buyer or any other person), pursuant to this Letter Agreement in excess of the Committed Amount.

Pioneer Parent, Inc.

August 4, 2014

4. Limited Guarantee. Concurrently with the execution and delivery of this Letter Agreement, the undersigned is executing and delivering to the Company a Limited Guarantee related to Buyer’s obligations under the Merger Agreement. Except for any rights the Company has under the Confidentiality Agreement or as provided in Section 11 (Third Party Beneficiaries) below, the Company’s remedies against Court Square under the Limited Guarantee shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against Court Square and its former, current or future Representatives (as defined therein) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Buyer or Merger Sub breaches their obligations under the Merger Agreement, whether or not Buyer’s or Merger Sub’s breach is caused by Court Square’s breach of its obligations under this Letter Agreement.

5. Indemnification and Expenses; Limited Recourse and Damages. Buyer agrees (a) to indemnify and hold harmless Court Square, its Affiliates and their respective directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates, advisors or assignees (each an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Letter Agreement, the Merger Agreement, the Debt Financing or the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that Buyer shall not be responsible for losses, claims, damages or liabilities that arise out of acts or omissions of an indemnified person that are taken in bad faith or constitute gross negligence or willful misconduct as determined by a final, non-appealable court order; and (b) if the Debt Financing is provided, to reimburse Court Square and its Affiliates on demand for all reasonable expenses (including due diligence expenses, travel expenses, and reasonable fees, charges and disbursements of counsel, accountants and other professionals) incurred by or on behalf of Court Square in connection with the Debt Financing and any related documentation (including this Letter Agreement and the Merger Agreement) or the administration, amendment, modification or waiver thereof.

6. Termination. This Letter Agreement is effective as of the date hereof and will expire on the earliest to occur of (a) the termination of the Merger Agreement in accordance with the terms thereof, (b) the consummation of the transactions contemplated by the Merger Agreement, and (c) the payment to the Company or any of its Affiliates in any litigation or other proceeding of any claim or demand under the Limited Guarantee. The reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Letter Agreement or Court Square’s commitment hereunder.

Pioneer Parent, Inc.

August 4, 2014

7. Governing Law; Jurisdiction. This Letter Agreement shall be governed by and construed in accordance with the internal law of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles of the State of New York. In addition, each of the parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in Charlotte, North Carolina. Each party hereto agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, as may be amended from time to time, and, if a party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case. Each of the parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Letter Agreement or any of the transactions contemplated by this Letter Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Letter Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Letter Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such suit, action or proceeding shall be effective if such process is given as a notice in accordance with Section 9 of this Letter Agreement.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION.

Pioneer Parent, Inc.

August 4, 2014

8. Assignment; Amendment and Waiver. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer or Court Square, provided that Court Square shall be entitled to assign its interests and obligations hereunder to any one or more of its Affiliates under common control or to an entity managed or advised by an Affiliate under common control which assignment shall not relieve Court Square of its obligations hereunder, except to the extent actually performed or satisfied by the assignee. Any provisions hereof for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party waiving compliance. This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9. Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or if sent by facsimile, as follows (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Buyer:

Pioneer Parent, Inc.

c/o Court Square Capital Partners III, L.P.

55 East 52nd Street, 34th Floor

New York, NY 10055

Attn: Kevin Brown

Fax: (212) 752-5809

with a copy (which shall not constitute notice to Buyer) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Geraldine A. Sinatra

Fax: (215) 994-2222

If to Court Square:

Court Square Capital Partners III, L.P.

55 East 52nd Street, 34th Floor

New York, NY 10055

Attn: Kevin Brown

Fax: (212) 752-5767

Pioneer Parent, Inc.

August 4, 2014

with a copy (which shall not constitute notice to Court Square) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attn: Geraldine A. Sinatra

Fax: (215) 994-2222

Any such notice shall be effective (a) if delivered personally, when received (with written confirmation of receipt), (b) if sent by overnight courier, one (1) Business Day after deposit, and (c) upon transmission by facsimile if a customary confirmation of delivery is received during normal business hours and, if not, the next Business Day after confirmation of delivery is received.

10. Complete Agreement. This Letter Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11. Third Party Beneficiaries. This Letter Agreement is not intended and shall not be deemed to confer any benefits, rights or remedies upon any Person other than Buyer and this Letter Agreement may only be enforced by the addressee; provided, however, that the Company shall be an express intended third party beneficiary of this Letter Agreement to the exent that it seeks injunctive, specific performance or other equitable relief remedies pursuant to Section 8.5 of the Merger Agreement. None of the Company’ creditors or Buyer’s creditors nor any Person other than Buyer, its successors and permitted assigns, and the Company (as and to the extent stated in the proviso above), shall have any right to enforce this Letter Agreement or to cause Buyer to enforce this Letter Agreement.

12. Headings. The headings contained in this Letter Agreement are for reference only and shall not affect in any way the meaning and interpretation of this Letter Agreement.

13. Confidentiality. Neither Buyer, Court Square nor any of their respective representatives or Affiliates shall disclose to any third party the terms or existence of this Letter Agreement without the written consent of the other party, except (a) to the Company and its Affiliates and Representatives, (b) to the lenders utilized in connection with this transaction, (c) to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger, including the Proxy Statement and (d) in connection with any litigation relating to the Merger, the Merger Agreement, and the transactions contemplated thereby.

Pioneer Parent, Inc.

August 4, 2014

14. Acknowledgement and Representation. Notwithstanding anything that may be expressed or implied in this Letter Agreement, the addressee, by its acceptance of the benefits of this Letter Agreement, covenants, agrees and acknowledges that no Person other than Court Square shall have any obligation hereunder and that, notwithstanding that Court Square may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of Court Square, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of Court Square or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of Court Square under this Letter Agreement or any document or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

[Signature Page Follows]

Very truly yours,

COURT SQUARE CAPITAL PARTNERS III, L.P.

By:	COURT SQUARE CAPITAL GP III, LLC, its General Partner

	By:	/s/ Kevin D. Brown
	Name:	Kevin D. Brown
	Title:	Managing Partner

Acknowledged and Agreed

as of the Date First Above Written

PIONEER PARENT, INC.

By:	/s/ Kevin D. Brown
Name: Kevin D. Brown
Title: Secretary

[Signature Page to Equity Commitment Letter]